Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of May 1, 2023 is entered into between Celebrity Cruises Inc., a company organized and existing under the laws of Liberia (together with its successor and assigns, “Company”), and Laura Hodges Bethge (“Executive”). This Agreement supersedes any prior employment agreement between Company and Executive.
For and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.EMPLOYMENT. Company hereby employs Executive to serve in the capacities described herein and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.
2.TERM. The term of this Agreement (the “Term”) shall commence on the date of this Agreement and shall continue until the occurrence of a “Termination Event,” which shall mean any of the events described in Section 6 hereof.
3.POSITION, DUTIES AND LOCATION.
(a)Position. Executive’s title appears in the signature page of this Agreement.
(b)Duties and Location. Executive's employment duties and responsibilities will be those designated to Executive, from time to time, by Company. Executive will, at all times during the Term, comply with all policies of Company and Royal Caribbean Cruises Ltd. (“RCL”), as such policies may be amended by Company or RCL from time to time, including, but not limited to any policy requiring ownership of Company or RCL equity by officers of Company or RCL. Executive shall report to such officer of Company or RCL as may be designated by Company or RCL from time to time. Executive agrees to devote Executive’s entire professional time, energy, and skills to such employment during the Term. During the Term, Executive’s principal office, and principal place of employment, shall be in Southeast Florida.
(c)Permitted Activities. Subject to Company's and RCL’s policies, as from time to time constituted or amended, Executive shall, with the prior written approval of Company and RCL, (i) be permitted to serve as an advisor or director of one for-profit entity at any given time and one not-for-profit entity at any given time and (ii) engage in other charitable activities and community affairs during business hours; provided that, none of the foregoing activities shall interfere with the proper performance of Executive’s duties and responsibilities hereunder.
4.COMPENSATION.
(a)Base Compensation. Company shall pay Executive, and Executive agrees to accept, base compensation (“Base Compensation”) as designated from time to time in written communication from Company or RCL setting forth such Base Compensation. Such Base

Compensation shall be paid in accordance with Company’s payroll cycle during the Term, subject to all applicable withholding taxes. The Base Compensation may be reviewed by Company or RCL and by written notice from Company or RCL to Executive, may be increased, but not decreased, at any time during the Term at the sole discretion of Company or RCL. No increase in the Base Compensation pursuant to this Section 4(a) shall at any time operate as a cancellation of this Agreement; any such increase shall operate merely as an amendment hereof, without any further action by Executive or Company. If any such increase or increases shall be so authorized, all of the terms, provisions and conditions of this Agreement shall remain in effect as herein provided, except that the Base Compensation shall be deemed amended to set forth the higher amount of such Base Compensation to Executive.
(b)Bonus Compensation. Executive shall be eligible to participate in any cash bonus compensation program available to full time officers of Company and eligible to receive an annual cash bonus during the Term on the same basis and under substantially the same terms as such similarly situated employees. The bonus award of Executive shall be established from time to time by Company or RCL, in their sole and unfettered discretion.
(c)Equity and Long-Term Incentive Awards. Executive shall be eligible to participate in any equity or long-term incentive plans available to full time officers of Company and eligible to receive awards under such plans from time to time, as determined by Company or RCL, in their sole and unfettered discretion. Any equity grant(s) held by Executive on the date of this Agreement shall be retained by Executive, subject to the terms and conditions of the plan(s) or agreement(s) under which such equity grant(s) were awarded or distributed.
5.FRINGE BENEFITS.
(a)Generally. Executive and Executive’s eligible dependents shall be entitled to participate in all pension, welfare, benefits, and fringe benefit programs or other employee perquisite programs approved by Company that now or hereafter may be made generally available to full time officers of Company and for which Executive or such dependents will qualify according to eligibility requirements under the provisions thereof. Company shall purchase Executive a policy of insurance on the life of Executive in the amount generally available to full time officers of Company, plus an amount equal to one (1) time Executive’s annual Base Compensation. Benefits of any such policy of insurance shall be paid to beneficiaries designated by Executive.
(b)Vacation. Executive shall be entitled to paid vacation per calendar year in accordance with Company policies regarding vacation generally.
(c)Expenses. Executive shall be reimbursed for Executive’s business-related expenses incurred on behalf of Company in accordance with the travel and entertainment expense policy of Company or RCL in effect at the time the expense was incurred. Executive agrees to maintain such records and documentation of all such expenses to be reimbursed by Company hereunder as Company or RCL shall require and in such detail as Company or RCL may reasonably request.
6.TERMINATION.

(a)Generally. Executive’s employment may be terminated in accordance with the following paragraphs.
(b)Mutual. Executive’s employment under this Agreement may be terminated upon the mutual written agreement of Company and Executive.
(c)Death or Disability. In the event of the death of Executive, this Agreement shall terminate. If, during Executive’s employment under this Agreement, Executive shall become disabled, as defined by Company's then applicable and governing long term disability plan or policy, and unable to perform Executive’s duties as required herein (“Disability"), then Company may, upon written notice to Executive, terminate Executive’s employment under this Agreement and this Agreement shall terminate upon such termination of employment.
(d)Cause. Executive’s employment under this Agreement may be terminated by Company for “Cause,” which shall mean the existence or occurrence of one or more of the following conditions or events:
(i)Executive's commission of fraud, deceit, misappropriation, theft, embezzlement, financial misrepresentation or other similar behavior or action;
(ii)Executive being convicted of or entering a plea of guilty or nolo contendere to any crime which constitutes a felony offense or any crime involving moral turpitude;
(iii)Executive's actions or failure(s) to act constitute a material conflict of interest;
(iv)Executive's intentional, reckless, or grossly negligent conduct results in damage of a material nature to any property or business interests of Company, RCL, or any of their past and present subsidiaries, affiliates, officers, directors, board members, employees, agents, or assigns (collectively with RCL, “Affiliates”);
(v)Executive's actions or failure(s) to act constitute a material breach of Executive’s duties; or
(vi)Executive’s failure to follow the lawful directives of Company or RCL, with respect to Executive’s duties hereunder or to comply with Company or RCL policies, as from time to time constituted or amended.
In the event Executive shall become the subject of an arrest, indictment, charge, or information, or any other judicial or quasi-judicial proceeding brought by any state or federal law enforcement or administrative agency, relating to the alleged commission by Executive of any crime described in Section 6(d)(ii), Company may, at its election, immediately suspend Executive, without compensation, pending an acquittal or satisfactory (to Company in its sole discretion) dismissal or other disposition of any of the foregoing. In the event of any such acquittal or satisfactory dismissal or other disposition of charges following the suspension of Executive by Company, upon reinstatement of Executive, Company's obligation to compensate Executive during the suspension shall be the lesser of Executive's unpaid annual Base

Compensation during the period of suspension or Executive's annual Base Compensation for a period of one (1) year from the date of the suspension.
No termination of Executive's employment hereunder by Company for Cause shall be effective as a termination for Cause unless the provisions of this Section 6(d) shall first have been complied with. Any termination of Executive’s employment by Company under this Section 6(d) shall be communicated by written notice to Executive given in accordance with Section 14 hereof (“Notice of Termination”).
Termination for Cause as a result of events set forth in Sections 6(d)(i) through (iv) above shall be effective immediately upon delivery of the Notice of Termination. In the event of a Termination for Cause as a result of the events set forth in Section 6(d)(v) or (vi) above, Executive shall have fifteen (15) days (the "Cure Period") from the date Executive receives a Notice of Termination to remedy and cure any alleged Cause supporting any termination pursuant to this Section 6(d)(v) or (vi). If Executive fails to cure such alleged Cause within the Cure Period (during which time Company, at its sole discretion, may suspend Executive without compensation), Executive's employment hereunder and this Agreement shall then immediately terminate for Cause.
(e)Without Cause. Executive may be terminated by Company for any reason or for no reason at any time.
(f)Executive Termination for Good Reason. Executive shall have the right to terminate Executive’s employment with Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:
        (i)    the assignment to Executive of duties or responsibilities materially inconsistent with Executive’s position or other action by Company or RCL which results in a material diminution in Executive’s duties or responsibilities, including without limitation, changes to Executive's position in any succeeding surviving corporate entity in comparison to the position currently held with Company, excluding for this purpose isolated, immaterial, insubstantial, temporary or inadvertent actions; or
        (ii)    failure by Company to provide Executive with the compensation and benefits as provided for in this Agreement, other than isolated, insubstantial and inadvertent failures not occurring in bad faith and which are remedied by Company promptly after receipt of notice thereof given by Executive.
No termination of Executive's employment hereunder by Executive for Good Reason shall be effective unless the provisions of this Section 6(f) shall first have been complied with. Any termination of Executive’s employment by Executive under this Section 6(f) shall be communicated by a Good Reason Termination Notice to Company given within thirty (30) days of the occurrence of the event listed above in accordance with Section 14. A “Good Reason Termination Notice” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) sets forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (3) specifies a termination date, which date shall not be less than thirty (30) nor more than forty-five (45) calendar days after the giving of such notice. Company shall have thirty (30) days (the "Company's Cure Period") from the date Company receives a Good Reason Termination Notice to remedy and cure any alleged Good Reason supporting any termination pursuant to this Section 6(f). If Company fails to cure such alleged Good Reason within Company's Cure Period, Executive's employment hereunder and this Agreement shall then terminate for Good Reason as of the conclusion of Company's Cure Period or the termination date set forth in the Good Reason Termination Notice, whichever is later. If Company cures the alleged Good Reason, Executive may not terminate for Good Reason under this Agreement.
(g)Resignation. Executive shall have the right to terminate Executive’s employment with Company at any time for any reason whatsoever.
7.COMPENSATION UPON TERMINATION.
(a)Generally. Executive’s entitlement to compensation in the event of a Termination Event, shall be as set forth in this Section 7.
(b)Mutual. If this Agreement and Executive’s employment hereunder is terminated by mutual agreement pursuant to Section 6(b) hereof, Executive's compensation and benefits on a going forward basis shall be as agreed to by the parties at such time.
(c)Death. If this Agreement and Executive’s employment hereunder is terminated due to the death of Executive pursuant to Section 6(c), Company shall have no obligation to Executive or legal representatives of Executive other than (i) payment of Executive’s Base Compensation through such date of termination;(ii) payment of any accrued benefits or obligations owed to Executive; (iii) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; and (iv) any outstanding equity grant(s) held by Executive at the time of such termination to the extent provided for under the agreement or plan pursuant to which such grant(s) was issued.
(d)Disability.    If Executive’s employment is terminated due to a Disability pursuant to Section 6(c), Company shall have no obligation to Executive or legal representatives of Executive other than (i) payment of Executive’s Base Compensation through such date of termination; (ii) payment of any accrued benefits or obligations owed to Executive; (iii) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; and (iv) any outstanding equity grant(s) held by Executive at the time of such termination to the extent provided for under the agreement or plan pursuant to which such grant(s) was issued.
(e)Cause. If this Agreement and Executive’s employment hereunder is terminated for Cause pursuant to Section 6(d) hereof, Company shall have no obligation to Executive or legal representatives of Executive other than (i) payment of Executive’s Base Compensation through such date of termination; (ii) payment of any accrued benefits or obligations owed to Executive; (iii) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; (iv) any outstanding equity grant(s) held by

Executive at the time of such termination to the extent provided for under the agreement or plan pursuant to which such grant(s) was issued.
(f)    Without Cause. If this Agreement and Executive’s employment hereunder is terminated without Cause pursuant to Section 6(e) hereof, Company shall have no obligation to Executive or legal representatives of Executive other than (conditioned upon the last sentence of this Section 7(f)) (i) payment of termination compensation in the amount equal to two (2) times Executive's annual Base Compensation in effect on the date of such termination, subject to applicable withholding taxes, and payable, subject to Sections 7(h) and 7(k), in accordance with Company’s payroll cycle during the two (2) year period commencing on the date of such termination; (ii) payment of the Executive’s “target bonus,” as that term is used in Company’s current bonus plan for full time officers of Company, or its equivalent if the term or plan should be amended, which Executive would have been otherwise entitled to receive during the two (2) year period commencing on the date of such termination, payable, subject to Section 7(h), at such time as annual incentive bonuses are paid pursuant to the plan; (iii) continued coverage of medical benefits at the same cost as similarly situated active employees for a period of one (1) year or until such time as Executive commences new employment, whichever occurs first; (iv) payment of any accrued benefits or obligations owed to Executive; (v) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; (vi) payment of reasonable professional search fees relating to Executive's outplacement; and (vii) any outstanding equity grant(s) held by Executive at the time such termination to the extent provided for under the agreement or plan pursuant to which such grant(s) was issued. In consideration of the compensation and benefits payable to Executive pursuant to subsections (i), (ii), (iii), and (vi), Executive shall, as a condition to payment of such compensation and benefits, execute a general release, in form and substance reasonably acceptable to Company, releasing Company and its Affiliates from all claims and liabilities, except for any accrued obligations.
(g)    Executive Termination for Good Reason. If this Agreement and Executive's employment hereunder is terminated by Executive for Good Reason pursuant to Section 6(f) hereof, Company shall have no obligation to Executive or legal representatives of Executive other than (conditioned upon the last sentence of this Section 7(g)) (i) payment of termination compensation in the amount equal to two (2) times Executive's annual Base Compensation in effect on the date of such termination, subject to applicable withholding taxes, and payable, subject to Sections 7(h) and 7(k), in accordance with Company’s payroll cycle during the two (2) year period commencing on the date of such termination; (ii) payment of the Executive’s “target bonus,” as that term is used in Company’s current bonus plan for full time officers of Company, or its equivalent if the term or plan should be amended, which Executive would have been otherwise entitled to receive during the two (2) year period commencing on the date of such termination, payable, subject to Section 7(h), at such time as annual incentive bonuses are paid pursuant to the plan; (iii) continued coverage of medical benefits at the same cost as similarly situated active employees for a period of one (1) year or until such time as Executive commences new employment, whichever occurs first; (iv) payment of any accrued benefits or obligations owed to Executive; (v) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; (vi) payment of reasonable professional search fees relating to Executive's outplacement; and (vii) any outstanding equity grant(s) held by Executive at the time of such termination to the extent provided for under the agreement or plan pursuant to which such grant(s) was issued. In consideration of the compensation and benefits payable to Executive pursuant to subsections (i), (ii), (iii), and (vi), Executive shall, as a condition to payment of such compensation and benefits, execute a general release, in form and substance reasonably acceptable to Company, releasing Company and its Affiliates from all claims and liabilities, except for any accrued obligations.
(h)    Six-Month Deferral. If Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code, Executive shall not be paid the amounts that would otherwise be payable to Executive pursuant to Section 7(f)(i) or Section 7(g)(i), as the case may be, for the first six months following termination of Executive’s employment. The aggregate of such amounts shall instead be paid in one lump sum immediately following the expiration of the six-month period. The preceding payment restriction shall not apply to the extent that any portion of such payment, if made during the first six-month period, would be treated as exempt from the provisions of Section 409A or would otherwise be treated as permitted deferred compensation pursuant to any other applicable provisions of Section 409A or the rules and regulations promulgated thereunder (for example, as separation pay due to an involuntary termination pursuant to 1.409A-1(b)(9)(iii) of the Treasury Regulations).
(i)    Resignation. If this Agreement and Executive’s employment hereunder is terminated due to Executive’s resignation pursuant to Section 6(g) hereof, Company shall have no obligation to Executive or legal representatives of Executive other than (i) the payment of Executive’s Base Compensation through such date of termination; (ii) the payment of any accrued benefits or obligations owed to Executive; and (iii) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; and (iv) any outstanding equity grant(s) held by Executive at such time to the extent provided for under the agreement or plan pursuant to which such grant(s) was issued.
(j)    No Mitigation.     Executive shall not be required to mitigate the amount of any payments provided for in Sections 7(f) and 7(g) by seeking other employment or otherwise, nor shall the amount of any payments or benefits provided for in Sections 7(f) and 7(g) be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits.
(k)    Severance Deferral.    Except as otherwise provided in Section 7(h), the commencement of payments due under Sections 7(f)(i) and 7(g)(i) shall commence no later than 60 days of the date of such termination provided that the Executive has executed and submitted the release and the period for revocation of the release pursuant to applicable law has expired within the 60-day period. In any case where the period for execution and revocation of the release begins in one calendar year and ends in another calendar year, the commencement of payments shall be deferred until the second calendar year regardless of whether the release is executed in the first calendar year. The aggregate of any amounts deferred pursuant to this Section 7(k) shall be paid in one lump sum on the first payroll date on which payments commence hereunder. Under no circumstances shall Executive be permitted to designate the calendar year in which the payments commence.
8.CONFIDENTIAL INFORMATION AND NON-DISCLOSURE. Executive recognizes and acknowledges that Executive will have access to certain confidential information of Company, its Affiliates, and companies with whom Company and/or its Affiliates do business, and that such information constitutes valuable, special and unique property of Company, its Affiliates, and/or such other companies.
(a)Non-Disclosure. During the Term and following the termination of Executive’s employment for any reason, Executive shall hold in confidence and shall not, directly or indirectly, take, disclose, use, or publish any “Confidential Information” except in the course of Executive’s employment by, and for the benefit of Company or its Affiliates. “Confidential Information” includes without limitation, information, observations, procedures, practices, personnel or employment information, and data of any kind, whether written or oral, regarding the business, operations or affairs of Company or its Affiliates, including, by way of example, strategies, planning, research, developments, product designs or specifications, manufacturing processes, “know-how,” prices, suppliers, customers, costs, workflow processes, software, developments, inventions, formulas, technology, designs, drawings, engineering plans, hardware configuration information, and any knowledge or information with respect to confidential matters, trade secrets, or any information that a reasonable person would conclude is intended to remain confidential due to its nature or the circumstances under which it was learned. Confidential Information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, emails, reports, sketches, plans, unpublished memoranda or other documents belonging to Company or its Affiliates, but held by Executive, concerning any information relating to the business or operations of Company or its Affiliates, whether confidential or not, are the property of Company or its Affiliates and will be promptly delivered to Company upon Executive’s leaving the employ of Company or upon the request of Company at any time.
(b)Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret as defined thereunder, that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
(c)Other Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Prior to any compelled disclosure, Executive will promptly provide written notice of any such order to Company to allow Company the opportunity to seek an appropriate protective order or other legal remedy. Executive understands that nothing in this Agreement prohibits or restricts Executive from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation without prior notice to Company.
9.INTELLECTUAL PROPERTY.
(a)Ownership of Inventions. Company and/or RCL shall own all right, title, and interest in and to all documentation, manuals, materials, creative works, methods, techniques, compositions, ideas, recipes, creations, improvements, inventions, computer programs and data, system documentation, special hardware, product hardware, related software development, correspondence, letters, notes, notebooks, reports, flowcharts, proposals, know-how and other information, in any medium whatsoever including, without limitation, any Confidential Information, trade secrets, and all software, software code, processes, copyrights, patents, technologies, and inventions (collectively, “Inventions”), including, without limitation, new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented, or made by Executive during employment with Company (provided that such Inventions grew out of Executive’s work with Company, are related in any manner to Company’s or RCL’s business, or are conceived or made on Company’s time or with the use of Company’s or RCL’s facilities or materials). Executive acknowledges and agrees that any work product created, produced, or conceived in connection with Executive’s association with Company shall be deemed work for hire and shall be deemed owned exclusively by Company and/or RCL.
(b)Executive Obligations. Executive shall (i) promptly disclose such Inventions to Company; (ii) assign to Company and RCL, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) execute and deliver all documents required by Company or RCL to document or perfect Company’s and/or RCL’s proprietary rights in and to Company’s and/or RCL’s work product; and (iv) give testimony in support of Executive’s inventorship. Executive will deliver all Confidential Information, trade secrets and/or Inventions to Company upon Company’s request, and, in any event, immediately upon termination of Executive’s employment with Company.

(c)Inventions Retained and Licensed. Executive must attach to this Agreement, as Exhibit 1, a list describing all inventions made by Executive prior to employment with Company, that relate to Company’s or RCL’s proposed business, products, or research and development, and that are not assigned to Company or RCL under this Agreement (collectively, “Prior Inventions”). If no list is attached or if no Prior Inventions are listed on Exhibit 1, Executive represents that there are no Prior Inventions. Furthermore, Executive represents and warrants that the inclusion of any Prior Inventions from Exhibit 1 will not materially affect Executive’s ability to perform all obligations under this Agreement. If in the course of Executive’s employment with Company, Executive incorporates into a Company product, process, or machine an Invention owned by Executive or in which Executive has an interest, Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, transferrable, worldwide license (with right to sublicense) to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit the Invention without restriction of any kind.

(d)Executive’s Restrictions. Executive acknowledges that Company’s and/or its Affiliates’ Confidential Information, trade secrets, and/or Inventions constitute Company’s and/or its Affiliates’ valuable intellectual property. Executive will not infringe or violate any proprietary right of Company and/or its Affiliates related to the Confidential Information, trade secrets, and/or Inventions, and shall not own, apply for or otherwise attempt to obtain, on behalf of Executive or others, any proprietary right in any Confidential Information, trade secrets, and/or Inventions, which Company or its Affiliates owns or has a right to own, in which Company or its Affiliates has an interest and/or to which Company or its Affiliates has title.
10.NON-COMPETITION. Executive acknowledges that services Executive will render are of a special and unusual character that have a unique value to Company and RCL and the conduct of their business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company and RCL of Executive’s services and the Confidential Information to be obtained by or disclosed to Executive, and as a material inducement to Company to enter into this Agreement and to pay and make available to Executive the compensation and other benefits referred to herein, Executive covenants and agrees that:
(a)During Executive’s employment with Company and for the two (2) year period immediately following the termination of Executive's employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, work for or provide any services (in any capacity, including without limitation as a director, officer, employee, advisor or consultant) for any other entity engaged in (or preparing to engage in) cruises, with a minimum fleet size of 500 berths (including the reasonable estimated berths of ships under construction or publicly announced to be built), or cruise related businesses of any such entity;
(b)employ or seek to employ any person who is then employed or retained by Company or its Affiliates (or who was so employed or retained at any time within the six (6) month period prior to the last day of Executive’s employment with Company);
(c)solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity that has a business relationship with Company or its Affiliates at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with Company or any of its Affiliates.
(d)Tolling During Periods of Breach. The Restricted Period shall be tolled during any period that Executive is in breach of any of the restrictive covenants so that Company and RCL are provided with the full benefit of the full Restricted Period.
(e)Executive has carefully read and considered the provisions of Sections 8, 9, and 10 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of Company and its Affiliates, and to ensure that Executive devotes Executive’s entire professional time, energy, and skills to the business of Company. Executive acknowledges that Executive is qualified to engage in businesses other than that described in this Section 10. It is the belief of the parties, therefore, that the best protection that can be given to Company and its Affiliates that does not in any way infringe upon the rights of Executive to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Executive of Sections 8, 9, or 10, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law as more particularly set forth in Section 13 below. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.
11.NON-DISPARAGEMENT. During the Term and following the termination of Executive’s employment for any reason, Executive shall not, at any time, directly or indirectly, (i) make derogatory or disparaging statements about Company or its Affiliates, (ii) publish, provide, or approve any unauthorized statements about or relating to Company or its Affiliates, or (iii) take any actions that might reasonably be considered to be detrimental to Company or its Affiliates.
12.COOPERATION. The parties agree that certain matters in which Executive will be involved may necessitate Executive's cooperation in the future. Accordingly, during the Term and following the termination of Executive's employment for any reason, to the extent reasonably requested by Company, Executive shall cooperate with Company in connection with matters relating to Company’s or its Affiliates’ business and/or Executive's service to Company. Company shall make reasonable efforts to minimize disruption of Executive's other activities, and Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.
13.REMEDIES. The provisions of Sections 8, 9, 10, and 11 of this Agreement shall survive the termination of this Agreement as set forth therein, regardless of the circumstances or reasons for such termination, and inure to the benefit of Company and its Affiliates. The restrictions set forth in Sections 8, 9, 10, and 11 are considered to be reasonable for the purposes of protecting the business of Company. Company and Executive acknowledge that Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to Company or its Affiliates if the covenants contained in Sections 8, 9, 10, and 11 were not complied with in accordance with their terms. Accordingly, Executive agrees that Company or its Affiliates shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to Company or its Affiliates. Company and its Affiliates shall be entitled to receive from Executive reimbursement for reasonable attorneys’ fees and expenses incurred by Company or its Affiliates in successfully enforcing these provisions to final judgment, and Executive shall be entitled to receive from Company reasonable attorney’s fees and expenses incurred by Executive in the event Company is found to be not entitled to enforcement of these provisions.
14.NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the addresses below:

If to Executive: Notice must be sent to the address maintained by Human Resources, which Executive has an obligation to update as needed.
    If to Company: Notice must be sent to the Chief Legal Officer and Chief People & Outreach Officer at the corporate headquarters.

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL 33132
Telephone: (305) 539-6000
Facsimile: (305) 539-0562

15.ENTIRE AGREEMENT; MODIFICATION.
(a)This Agreement contains the entire agreement of Company and Executive with respect to the subject matter hereof, and Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments with respect to the subject matter hereof.
(b)No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.
(c)Unless Executive and Company enter into a new employment agreement, this Agreement will continue in effect even if Executive assumes a new position with Company or one of its Affiliates.
16.ASSIGNMENT. The rights and obligations of Company under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of Company under this Agreement may be assigned or transferred by Company, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other combination, reconstruction or amalgamation or a sale or liquidation of all or substantially all of the business and assets of Company. Executive may not assign Executive’s rights and obligations under this Agreement other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law.
17.LEGAL EXPENSES. Each party shall pay for all expenses incurred on its behalf in connection with this Agreement.
18.DISPUTE RESOLUTION. Executive and Company agree that any and all claims or disputes arising between Executive and Company or its Affiliates, including but not limited to any claims arising out of or relating in any way to this Agreement, its validity or enforceability, or Executive’s employment, and any other claims against Company or its Affiliates (“Dispute”), will be resolved exclusively by final and binding arbitration, except with respect to any claim (i) that is expressly precluded from arbitration by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”) or (ii) that seeks injunctive or other equitable relief in aid of arbitration, or to maintain the status quo pending arbitration.
(a)Any party (a “Disputing Party”) may initiate consideration of a Dispute hereunder by giving written notice to the other party of the existence of a Dispute (a “Dispute Notice”). Such notice shall set forth in reasonable detail the nature of the Dispute to be considered and shall be accompanied by a full disclosure of all factual evidence then available to the Disputing Party and by a statement of the applicable legal basis of the dispute; provided, however, that (i) to provide any such disclosure or to state any legal basis shall not operate as a waiver of such legal basis or operate to preclude the presentation or introduction of such factual evidence at a later time or in any subsequent proceeding or litigation or otherwise constitute a waiver of any right that a party may then or thereafter possess; and (ii) any settlement proposal made or proposed shall be deemed to have been made or proposed as part of a settlement discussion and may not be introduced in a legal proceeding without the prior written consent of the party making such proposal. The parties shall thereafter engage in good faith negotiations between themselves or their representatives for a period not to exceed thirty (30) days. Upon the giving or receipt of a Dispute Notice and the expiration of the thirty (30) day period provided in Section 18(a) hereof, during which good faith negotiations must have taken place, the parties may then commence arbitration in accordance with this Section 18(a) and subsequent subsections. Any dispute or claim arising from or relating to this Agreement, any dispute or claim arising from the rights and obligations created under this Agreement, or any dispute or claim relating to the breach of this Agreement, shall be settled by binding arbitration pursuant to the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association. A party with a dispute or claim shall provide written notice requesting dispute resolution pursuant to this Section (the “Notice”). The arbitration panel shall be composed of three (3) arbitrators. The arbitration proceedings shall be conducted in Miami, Florida. Each party shall appoint one arbitrator within fourteen (14) calendar days from the receipt of Notice. These two arbitrators shall appoint the third arbitrator by mutual agreement within fourteen (14) calendar days of their own appointment. If the two (2) arbitrators appointed by the parties cannot agree on the third arbitrator within the specified time frames, the American Arbitration Association shall appoint one or more qualified arbitrators, as the case may be, as provided for in the Commercial Arbitration Rules of the American Arbitration Association.
(b)Subject to the last sentence of this Section 18(b), each party shall be liable for 50% of the costs of the arbiters and of any other costs of the arbitration proceeding itself. If either party refuses to pay such costs and the other party makes payment of all costs which would otherwise be due, the arbitration panel shall enter an award in favor of the party which complies with its obligation to pay such costs. In accordance with Section 18(d) hereof, upon the entering of an award, the arbitration panel shall award the prevailing party all of its legal fees and costs incurred with respect to prosecuting or defending its case, including its share of the costs of the arbitration proceeding itself.
(c)The arbitration proceedings shall in all events include the right to a hearing, the right to cross-examine witnesses giving oral or written testimony, and the right to subpoena witnesses to testify at the hearing.

(d)The arbitration shall be final and binding on the parties without any right to appeal in any court of law.
(e)The covenant to arbitrate set forth in this Section 18 shall continue in effect after the expiration or termination of this Agreement.
(f)Notwithstanding any other provision in this Section 18, Company or its Affiliates shall be entitled to seek preliminary or permanent injunctive relief, or such other equitable relief, in a court of competent jurisdiction, in order to address and remedy violations or alleged violations by the Executive or the provisions of Sections 8, 9, 10, or 11 of this Agreement.
(g)Company does not currently have a formal dispute resolution policy for U.S. based employees. To the extent Company later implements a formal dispute resolution policy for U.S. based employees, Executive agrees to be bound by such policy upon thirty (30) days’ written notice of the implementation of such policy. Implementation of such a policy shall not operate as a cancellation of this Agreement.
19.SECTION 409A. The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption thereunder, and the provisions of this Agreement shall be interpreted consistent with such intention.  Notwithstanding anything in this Agreement to the contrary, all payments to be made upon a termination of employment under this Agreement will only be made upon a “separation from service” within the meaning of Section 409A of the Code.  Each individual payment provided for under this Agreement is intended to be a separate payment and all installment payments are intended to be separation payments for purposes of Section 409A.  The timing of the payments under this Agreement that are subject to Section 409A shall not be accelerated or delayed, unless any such acceleration or delay is in compliance with Section 409A.  In no event may the Executive, directly or indirectly, designate the calendar year of payment. Company makes no representation nor warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code, but do not satisfy an exemption from, or conditions of, Section 409A of the Code.
20.INDEMNIFICATION. Company shall defend and indemnify Executive, in accordance with the then governing Articles of Incorporation, as amended, and Bylaws, as amended, of Company, for any civil or dispute resolution proceeding involving Executive, by reason of the fact that Executive is or was serving as an officer of Company or is or was otherwise serving at the request of Company.
21.MISCELLANEOUS.
(a)This Agreement shall be subject to and governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof.
(b)The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(c)The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.
(d)In any dispute, arbitration and/or litigation arising out of this Agreement, including appeals, the prevailing party shall be entitled to recover all legal fees and costs incurred in such dispute, arbitration and/or litigation.
(e)In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.
(f)This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement, effective as of the day and year first above written.

CELEBRITY CRUISES INC.
                    /s/ Dana Ritzcovan
                Dana Ritzcovan
                    Director and Chief Human Resources Officer

                    Dated: October 4, 2023

EXECUTIVE

                    /s/ Laura Hodges Bethge
                Laura Hodges Bethge
                President, Celebrity Cruises Inc.

                Dated: October 4, 2023